Exhibit 99.1

FOR IMMEDIATE RELEASE

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Johnson & Johnson Announces Binding Offer from Cardinal Health to Acquire Cordis
NEW BRUNSWICK, N.J. - March 2, 2015 - Johnson & Johnson (NYSE:JNJ) today announced a binding offer from Cardinal Health to acquire its Cordis business for an aggregate value of $1.99 billion, consisting of $1.944 billion of cash proceeds from Cardinal Health plus approximately $46 million of retained net receivables. Cordis is a leader in the development and manufacture of interventional vascular technology with 2014 net revenues of approximately $780 million.
“This initiative is part of our ongoing disciplined portfolio management approach to focus on our most promising opportunities to help patients and drive growth,” said Gary Pruden, Worldwide Chairman, Global Surgery Group, Johnson & Johnson. “Cordis has made significant contributions to the field of cardiovascular care, and we believe the business has a promising future with Cardinal Health, a company with which we have a long-standing relationship. We are grateful for the many contributions that Cordis employees have made over the years.”
The acceptance period for the offer will end on May 30, 2015, unless extended, and during that time consultations with relevant works councils and trade unions are planned. If the offer is accepted, the proposed transaction would be expected to close towards the end of 2015, subject to customary closing conditions and regulatory approvals. The company will further discuss the transaction during its next quarterly earnings call on April 14, 2015.
Johnson & Johnson remains committed to the fight against cardiovascular disease through its fast-growing electrophysiology business, Biosense Webster, in the Medical Devices segment and its leading cardiovascular medicine, XARELTO®, in the Pharmaceutical segment.
About Cordis
Cordis is a leader in the development and manufacture of interventional vascular technology, partnering with experts worldwide to treat millions of patients who suffer from vascular disease. The business has operations in more than 50 countries, with an extensive research and development network and a global commercial footprint.
About Johnson & Johnson
Caring for the world, one person at a time, inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 126,500 employees at more than 265 Johnson & Johnson operating companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.
Note on Forward-Looking Statements
(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 related to the divestiture of the Cordis business. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of

Johnson & Johnson. Risks and uncertainties include, but are not limited to: the possibility that the transaction will not be completed, or if completed, not completed in the expected timeframe, and the potential that the expected strategic benefits or opportunities from any divestiture may not be realized, or may take longer to realize than expected. A further list and description of these risks, uncertainties and other factors can be found in Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended December 28, 2014, including in Exhibit 99 thereto, and the company's subsequent filings with the Securities and Exchange Commission. Copies of these filings are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson. Johnson & Johnson does not undertake to update any forward-looking statement as a result of new information or future events or developments.)
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